Exhibit 16.1
March 31, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated March 30, 2009 of Newport Corporation and are in agreement with the statements contained in paragraphs 2 and 3 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP